SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2004

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Swanson Road, Boxborough, MA		01719
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 263-8000

N/A

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

(a) On March 24, 2004, Cytyc Corporation, a Delaware corporation (“Cytyc”), acquired Novacept, a privately held California corporation (“Novacept”), through the merger (the “Merger”) of Radio Acquisition Corporation, a newly formed, wholly-owned subsidiary of Cytyc (“Merger Sub”), with and into Novacept. The Merger was effected pursuant to that certain Agreement and Plan of Merger, dated as of March 1, 2004 among Cytyc, Merger Sub and Novacept (the “Merger Agreement”).

Novacept manufactures and markets the NovaSure(TM) System. NovaSure is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

As a result of the Merger, all of Novacept’s issued and outstanding capital stock immediately prior to the Merger was automatically converted into the right to receive an aggregate of approximately $325 million in cash.

On March 22, 2004, Cytyc completed the sale of $250 million aggregate principal amount of convertible notes due 2024 (including $30 million aggregate principal amount of the notes that were sold pursuant to the exercise by the initial purchasers’ of an over-allotment option granted by Cytyc). The convertible notes were sold to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. Cytyc used the proceeds from this offering along with existing cash to finance the Merger.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was previously filed with Securities and Exchange Commission (“SEC”) by Cytyc on Form 8-K on March 5, 2004 and is incorporated herein by reference as Exhibit 2.1. A copy of the press release, dated March 26, 2004, issued by Cytyc regarding the consummation of the Merger is attached hereto as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) & (b) The financial information on Novacept will be filed not later than 75 calendar days from March 24, 2004, as permitted in paragraph (a)(4) of this Item.

(c) Exhibits.

The following exhibits are filed as part of, and incorporated by reference into, this Current Report on Form 8-K.

Exhibit No.	Description

2.1	Merger Agreement, dated March 1, 2004 (filed as Exhibit 2.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on March 5, 2004 and incorporated herein by reference)

99.1	Press Release, dated March 26, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: March 29, 2004

Exhibit Index

Exhibit No.	Description

2.1	Merger Agreement, dated March 1, 2004 (filed as Exhibit 2.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on March 5, 2004 and incorporated herein by reference)

99.1	Press Release, dated March 26, 2004